Filed Pursuant to Rule 424(b)(3)
                                Registration No. 333-115818

                  PROSPECTUS SUPPLEMENT NO. 10
            TO THE PROSPECTUS DATED JULY 2, 2004
                             OF
                         FLYI, INC.
      (formerly Atlantic Coast Airlines Holdings, Inc.)

                        $125,000,000
                6% CONVERTIBLE NOTES DUE 2034


  This prospectus supplement relates to resales of our 6% Convertible Notes due 2034 and shares of our common stock issuable upon conversion of the Notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments and as additional interest, in circumstances described in the prospectus to which this prospectus supplement refers.

  This prospectus supplement, which supplements our prospectus dated July 2, 2004, contains additional information about the selling securityholders.

 As used in this prospectus supplement, "the Company," "we,"
"our" or "us" refer to FLYi, Inc. (formerly Atlantic Coast
Airlines Holdings, Inc.) except where the context otherwise requires or as otherwise indicated.

  You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement supercedes the information contained in the prospectus.



  Investing in the securities offered in the prospectus involves risks. See "Risk Factors" beginning on page 8 of the prospectus.



  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.


 The date of this prospectus supplement is January 11, 2005





  The information appearing under the section entitled
"Selling Securityholders" beginning on page 44 in the prospectus is hereby supplemented with the following additional selling securityholder and footnotes to the table:




               Principal
               Amount of
                 Notes                  Number of Shares
              Beneficially   Percentage  of Common Stock  Percentage of
               Owned That     of Notes   That May Be      Common Stock
Name:          May Be Sold   Outstanding  Sold(1)         Outstanding(2)


LibertyView Convertible Arbitrage Fund L.P.
               $2,000,000       1.60%       180,538            *

LibertyView Special Opportunities Fund L.P.
                3,000,000       2.40        270,807            *

HighBridge International LLC
               10,500,000       8.40        947,824.5        2.05%

 *   Less than 1%.

(1) Assumes conversion of all of the holder's notes at a conversion rate of 90.2690 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes -
   Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on 45,333,810 shares of common stock outstanding as of June 30, 2004. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's notes. However, we did not assume the conversion of any other holder's notes.



  The information referenced below on page 47 in the prospectus (appearing under the section entitled
"Plan of Distribution"), is hereby amended and restated as follows:

  To our knowledge, Aristeia Trading LLC, Jeffries &
Company, Inc., Morgan Stanley & Co. Incorporated and
Wachovia Securities International LTD are registered broker-dealers, and DBAG London, KBC Convertible Mac
28 Fund Ltd, KBC Convertible Opportunities Fund, KBC
Multistrategy Arbitrage Fund, Melody IAM, Ltd., WPG
MSA Convertible Arbitrage Fund, Wachovia Bank
National Association, Deephaven Domestic Convertible
Trading Ltd., LibertyView Convertible Arbitrage Fund
L.P., LibertyView Special Opportunities Fund L.P.,
HighBridge International LLC and Wachovia Securities
International LTD are affiliates of registered broker-dealers.



                    END OF FILING